UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2011

VERISIGN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

21355 Ridgetop Circle, Dulles, VA	20166
(Address of Principal Executive Offices)	(Zip Code)

(703) 948-3200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On May 11, 2011, VeriSign, Inc. (“Verisign” or the “Company”) entered into a Settlement Agreement and Mutual Release (the “Agreement”) with the Coalition for ICANN Transparency, Inc. (“CFIT”), CFIT’s members, iRegistry Corp., Name Administration, Inc., Linkz Internet Services Corp., World Association for Domain Name Developers, Inc., Targeted Traffic Domains, Inc., Bret Fausett, Howard Neu and Frank Schilling (collectively “the CFIT Parties”) (the “Parties”), that resolves the litigation initiated by CFIT against the Company. Under the terms of the Agreement, the Company will not make any payment and the Parties will immediately file a dismissal with prejudice of all claims in the litigation. The Agreement includes mutual releases whereby the CFIT Parties have released the Company from all claims that were or could have been asserted in the litigation, or that are related to the facts giving rise to the litigation, the .com or .net registry agreements, or conduct pursuant to those agreements, including price increases by the Company. Under the release provisions, the Company has conditionally released the CFIT Parties from claims having a similar subject matter or relation to the prosecution of the litigation by CFIT. Further, the parties have agreed to mutual covenants not to sue and mutual non-disparagement provisions. CFIT has agreed to issue a press release within 5 business days of the execution of the Agreement stating that CFIT dismissed its claims in their entirety with prejudice in view of the Amended Opinion of the United States Court of Appeals for the Ninth Circuit in Coal. for ICANN Transparency, Inc. v. Verisign, Inc. 611 F.3d 495 (9th Cir., 2010), the subsequent orders of the United States District Court for the Northern District of California, San Jose Division dismissing CFIT’s claims with respect to the 2005 .net Registry Agreement and for disgorgement, and VeriSign’s motion for summary judgment.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Text of press release of VeriSign, Inc. issued on May 11, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: May 11, 2011	By:	/s/ Richard H. Goshorn
Richard H. Goshorn
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

Exhibit 99.1	Text of press release of VeriSign, Inc. issued on May 11, 2011.

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